UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No.  )*

Weatherford International plc
(Name of Issuer)

Ordinary Shares, par value $0.001 per share
(Title of Class of Securities)

G48833118
(CUSIP Number)

December 13, 2019
(Date of Event which Requires Filing
of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]	Rule 13d-1(b)
[X]	Rule 13d-1(c)
[ ]	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. G48833118

1.	Names of Reporting Persons

The Värde Fund XII (Master), L.P.

2.	Check the Appropriate Box If a Member of a Group (See Instructions)

a. [ ]

b. [X]

3.	SEC Use Only

4.	Citizenship or Place of Organization

Delaware

	5.	Sole Voting Power
Number of Shares		915,996
Beneficially Owned By Each	6.	Shared Voting Power 0
Reporting Person With	7.	Sole Dispositive Power 915,996
	8.	Shared Dispositive Power
		0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person

915,996

10.	Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

[   ]

11.	Percent of Class Represented By Amount in Row (9)

1.3% (1)

12.	Type of Reporting Person (See Instructions)

PN
_______________

(1)
Based on 69,999,954 Ordinary Shares of Weatherford International plc (the "Issuer") outstanding as of December 13, 2019, as reported in the Issuer's Form 8-K filed with the Securities and Exchange Commission ("SEC") on December 18, 2018.

CUSIP NO. G48833118

1.	Names of Reporting Persons

The Värde Fund XII G.P., L.P.

2.	Check the Appropriate Box If a Member of a Group (See Instructions)

a. [ ]

b. [X]

3.	SEC Use Only

4.	Citizenship or Place of Organization

Delaware

	5.	Sole Voting Power
Number of Shares		915,996
Beneficially Owned By Each	6.	Shared Voting Power 0
Reporting Person With	7.	Sole Dispositive Power 915,996
	8.	Shared Dispositive Power
		0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person

915,996

10.	Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

[   ]

11.	Percent of Class Represented By Amount in Row (9)

1.3% (1)

12.	Type of Reporting Person (See Instructions)

PN
________________

(1)	Based on 69,999,954 Ordinary Shares of the Issuer outstanding as of December 13, 2019, as reported in the Issuer's Form 8-K filed with the SEC on December 18, 2018.

CUSIP NO. G48833118

1.	Names of Reporting Persons

The Värde Fund XII UGP, LLC

2.	Check the Appropriate Box If a Member of a Group (See Instructions)

a. [ ]

b. [X]

3.	SEC Use Only

4.	Citizenship or Place of Organization

Delaware

	5.	Sole Voting Power
Number of Shares		915,996
Beneficially Owned By Each	6.	Shared Voting Power 0
Reporting Person With	7.	Sole Dispositive Power 915,996
	8.	Shared Dispositive Power
		0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person

915,996

10.	Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

[   ]

11.	Percent of Class Represented By Amount in Row (9)

1.3% (1)

12.	Type of Reporting Person (See Instructions)

OO
_______________

(1)	Based on 69,999,954 Ordinary Shares of the Issuer outstanding as of December 13, 2019, as reported in the Issuer's Form 8-K filed with the SEC on December 18, 2018.

CUSIP NO. G48833118

1.	Names of Reporting Persons

The Värde Fund XIII, L.P.

2.	Check the Appropriate Box If a Member of a Group (See Instructions)

a. [ ]

b. [X]

3.	SEC Use Only

4.	Citizenship or Place of Organization

Cayman Islands

	5.	Sole Voting Power
Number of Shares		903,859
Beneficially Owned By Each	6.	Shared Voting Power 0
Reporting Person With	7.	Sole Dispositive Power 903,859
	8.	Shared Dispositive Power
		0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person

903,859

10.	Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

[   ]

11.	Percent of Class Represented By Amount in Row (9)

1.3% (1)

12.	Type of Reporting Person (See Instructions)

PN
_______________

(1)	Based on 69,999,954 Ordinary Shares of the Issuer outstanding as of December 13, 2019, as reported in the Issuer's Form 8-K filed with the SEC on December 18, 2018.

CUSIP NO. G48833118

1.	Names of Reporting Persons

The Värde Fund XIII G.P., L.P.

2.	Check the Appropriate Box If a Member of a Group (See Instructions)

a. [ ]

b. [X]

3.	SEC Use Only

4.	Citizenship or Place of Organization

Cayman Islands

	5.	Sole Voting Power
Number of Shares		903,859
Beneficially Owned By Each	6.	Shared Voting Power 0
Reporting Person With	7.	Sole Dispositive Power 903,859
	8.	Shared Dispositive Power
		0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person

903,859

10.	Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

[   ]

11.	Percent of Class Represented By Amount in Row (9)

1.3% (1)

12.	Type of Reporting Person (See Instructions)

PN
_______________

(1)	Based on 69,999,954 Ordinary Shares of the Issuer outstanding as of December 13, 2019, as reported in the Issuer's Form 8-K filed with the SEC on December 18, 2018.

CUSIP NO. G48833118

1.	Names of Reporting Persons

The Värde Fund XIII UGP, LLC

2.	Check the Appropriate Box If a Member of a Group (See Instructions)

a. [ ]

b. [X]

3.	SEC Use Only

4.	Citizenship or Place of Organization

Cayman Islands

	5.	Sole Voting Power
Number of Shares		903,859
Beneficially Owned By Each	6.	Shared Voting Power 0
Reporting Person With	7.	Sole Dispositive Power 903,859
	8.	Shared Dispositive Power
		0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person

903,859

10.	Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

[   ]

11.	Percent of Class Represented By Amount in Row (9)

1.3% (1)

12.	Type of Reporting Person (See Instructions)

OO
_______________

(1)	Based on 69,999,954 Ordinary Shares of the Issuer outstanding as of December 13, 2019, as reported in the Issuer's Form 8-K filed with the SEC on December 18, 2018.

CUSIP NO. G48833118

1.	Names of Reporting Persons

The Värde Fund VI-A, L.P.

2.	Check the Appropriate Box If a Member of a Group (See Instructions)

a. [ ]

b. [X]

3.	SEC Use Only

4.	Citizenship or Place of Organization

Delaware

	5.	Sole Voting Power
Number of Shares		252,770
Beneficially Owned By Each	6.	Shared Voting Power 0
Reporting Person With	7.	Sole Dispositive Power 252,770
	8.	Shared Dispositive Power
		0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person

252,770

10.	Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

[   ]

11.	Percent of Class Represented By Amount in Row (9)

0.4% (1)

12.	Type of Reporting Person (See Instructions)

PN
_______________

(1)	Based on 69,999,954 Ordinary Shares of the Issuer outstanding as of December 13, 2019, as reported in the Issuer's Form 8-K filed with the SEC on December 18, 2018.

CUSIP NO. G48833118

1.	Names of Reporting Persons

Värde Investment Partners G.P., L.P.

2.	Check the Appropriate Box If a Member of a Group (See Instructions)

a. [ ]

a. [X]

3.	SEC Use Only

4.	Citizenship or Place of Organization

Delaware

	5.	Sole Voting Power
Number of Shares		1,902,124
Beneficially Owned By Each	6.	Shared Voting Power 0
Reporting Person With	7.	Sole Dispositive Power 1,902,124
	8.	Shared Dispositive Power
		0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person

1,902,124

10.	Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

[   ]

11.	Percent of Class Represented By Amount in Row (9)

2.7% (1)

12.	Type of Reporting Person (See Instructions)

PN
_______________

(1)	Based on 69,999,954 Ordinary Shares of the Issuer outstanding as of December 13, 2019, as reported in the Issuer's Form 8-K filed with the SEC on December 18, 2018.

CUSIP NO. G48833118

1.	Names of Reporting Persons

Värde Investment Partners UGP, LLC

2.	Check the Appropriate Box If a Member of a Group (See Instructions)

a. [ ]

b. [X]

3.	SEC Use Only

4.	Citizenship or Place of Organization

Delaware

	5.	Sole Voting Power
Number of Shares		1,902,124
Beneficially Owned By Each	6.	Shared Voting Power 0
Reporting Person With	7.	Sole Dispositive Power 1,902,124
	8.	Shared Dispositive Power
		0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person

1,902,124

10.	Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

[   ]

11.	Percent of Class Represented By Amount in Row (9)

2.7% (1)

12.	Type of Reporting Person (See Instructions)

OO
__________________

(1)	Based on 69,999,954 Ordinary Shares of the Issuer outstanding as of December 13, 2019, as reported in the Issuer's Form 8-K filed with the SEC on December 18, 2018.

CUSIP NO. G48833118

1.	Names of Reporting Persons

Värde Investment Partners (Offshore) Master, L.P.

2.	Check the Appropriate Box If a Member of a Group (See Instructions)

a. [ ]

b. [X]

3.	SEC Use Only

4.	Citizenship or Place of Organization

Cayman Islands

	5.	Sole Voting Power
Number of Shares		659,800
Beneficially Owned By Each	6.	Shared Voting Power 0
Reporting Person With	7.	Sole Dispositive Power 659,800
	8.	Shared Dispositive Power
		0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person

659,800

10.	Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

[   ]

11.	Percent of Class Represented By Amount in Row (9)

0.9% (1)

12.	Type of Reporting Person (See Instructions)

PN
__________________

(1)	Based on 69,999,954 Ordinary Shares of the Issuer outstanding as of December 13, 2019, as reported in the Issuer's Form 8-K filed with the SEC on December 18, 2018.

CUSIP NO. G48833118

1.	Names of Reporting Persons

The Värde Skyway Master Fund, L.P.

2.	Check the Appropriate Box If a Member of a Group (See Instructions)

a. [ ]

b. [X]

3.	SEC Use Only

4.	Citizenship or Place of Organization

Cayman Islands

	5.	Sole Voting Power
Number of Shares		582,919
Beneficially Owned By Each	6.	Shared Voting Power 0
Reporting Person With	7.	Sole Dispositive Power 582,919
	8.	Shared Dispositive Power
		0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person

582,919

10.	Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

[   ]

11.	Percent of Class Represented By Amount in Row (9)

0.8% (1)

12.	Type of Reporting Person (See Instructions)

PN
__________________

(1)	Based on 69,999,954 Ordinary Shares of the Issuer outstanding as of December 13, 2019, as reported in the Issuer's Form 8-K filed with the SEC on December 18, 2018.

CUSIP NO. G48833118

1.	Names of Reporting Persons

The Värde Skyway Fund G.P., L.P.

2.	Check the Appropriate Box If a Member of a Group (See Instructions)

a. [ ]

b. [X]

3.	SEC Use Only

4.	Citizenship or Place of Organization

Delaware

	5.	Sole Voting Power
Number of Shares		582,919
Beneficially Owned By Each	6.	Shared Voting Power 0
Reporting Person With	7.	Sole Dispositive Power 582,919
	8.	Shared Dispositive Power
		0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person

582,919

10.	Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

[   ]

11.	Percent of Class Represented By Amount in Row (9)

0.8% (1)

12.	Type of Reporting Person (See Instructions)

PN
__________________

(1)	Based on 69,999,954 Ordinary Shares of the Issuer outstanding as of December 13, 2019, as reported in the Issuer's Form 8-K filed with the SEC on December 18, 2018.

CUSIP NO. G48833118

1.	Names of Reporting Persons

The Värde Skyway Fund UGP, LLC

2.	Check the Appropriate Box If a Member of a Group (See Instructions)

a. [ ]

b. [X]

3.	SEC Use Only

4.	Citizenship or Place of Organization

Delaware

	5.	Sole Voting Power
Number of Shares		582,919
Beneficially Owned By Each	6.	Shared Voting Power 0
Reporting Person With	7.	Sole Dispositive Power 582,919
	8.	Shared Dispositive Power
		0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person

582,919

10.	Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

[   ]

11.	Percent of Class Represented By Amount in Row (9)

0.8% (1)

12.	Type of Reporting Person (See Instructions)

OO
__________________

(1)	Based on 69,999,954 Ordinary Shares of the Issuer outstanding as of December 13, 2019, as reported in the Issuer's Form 8-K filed with the SEC on December 18, 2018.

CUSIP NO. G48833118

1.	Names of Reporting Persons

Värde Credit Partners Master, L.P.

2.	Check the Appropriate Box If a Member of a Group (See Instructions)

a. [ ]

b. [X]

3.	SEC Use Only

4.	Citizenship or Place of Organization

Cayman Islands

	5.	Sole Voting Power
Number of Shares		874,431
Beneficially Owned By Each	6.	Shared Voting Power 0
Reporting Person With	7.	Sole Dispositive Power 874,431
	8.	Shared Dispositive Power
		0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person

874,431

10.	Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

[   ]

11.	Percent of Class Represented By Amount in Row (9)

1.3% (1)

12.	Type of Reporting Person (See Instructions)

PN
__________________

(1)	Based on 69,999,954 Ordinary Shares of the Issuer outstanding as of December 13, 2019, as reported in the Issuer's Form 8-K filed with the SEC on December 18, 2018.

CUSIP NO. G48833118

1.	Names of Reporting Persons

Värde Credit Partners G.P., L.P.

2.	Check the Appropriate Box If a Member of a Group (See Instructions)

a. [ ]

b. [X]

3.	SEC Use Only

4.	Citizenship or Place of Organization

Delaware

	5.	Sole Voting Power
Number of Shares		874,431
Beneficially Owned By Each	6.	Shared Voting Power 0
Reporting Person With	7.	Sole Dispositive Power 874,431
	8.	Shared Dispositive Power
		0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person

874,431

10.	Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

[   ]

11.	Percent of Class Represented By Amount in Row (9)

1.3% (1)

12.	Type of Reporting Person (See Instructions)

PN
__________________

(1)	Based on 69,999,954 Ordinary Shares of the Issuer outstanding as of December 13, 2019, as reported in the Issuer's Form 8-K filed with the SEC on December 18, 2018.

CUSIP NO. G48833118

1.	Names of Reporting Persons

Värde Credit Partners UGP, LLC

2.	Check the Appropriate Box If a Member of a Group (See Instructions)

a. [ ]

b. [X]

3.	SEC Use Only

4.	Citizenship or Place of Organization

Delaware

	5.	Sole Voting Power
Number of Shares		874,431
Beneficially Owned By Each	6.	Shared Voting Power 0
Reporting Person With	7.	Sole Dispositive Power 874,431
	8.	Shared Dispositive Power
		0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person

874,431

10.	Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

[   ]

11.	Percent of Class Represented By Amount in Row (9)

1.3% (1)

12.	Type of Reporting Person (See Instructions)

OO
__________________

(1)	Based on 69,999,954 Ordinary Shares of the Issuer outstanding as of December 13, 2019, as reported in the Issuer's Form 8-K filed with the SEC on December 18, 2018.

CUSIP NO. G48833118

1.	Names of Reporting Persons

Värde Investment Partners, L.P.

2.	Check the Appropriate Box If a Member of a Group (See Instructions)

a. [ ]

b. [X]

3.	SEC Use Only

4.	Citizenship or Place of Organization

Delaware

	5.	Sole Voting Power
Number of Shares		989,554
Beneficially Owned By Each	6.	Shared Voting Power 0
Reporting Person With	7.	Sole Dispositive Power 989,554
	8.	Shared Dispositive Power
		0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person

989,554

10.	Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

[   ]

11.	Percent of Class Represented By Amount in Row (9)

1.4% (1)

12.	Type of Reporting Person (See Instructions)

PN
__________________

(1)	Based on 69,999,954 Ordinary Shares of the Issuer outstanding as of December 13, 2019, as reported in the Issuer's Form 8-K filed with the SEC on December 18, 2018.

CUSIP NO. G48833118

1.	Names of Reporting Persons

Värde Partners, L.P.

2.	Check the Appropriate Box If a Member of a Group (See Instructions)

a. [ ]

b. [X]

3.	SEC Use Only

4.	Citizenship or Place of Organization

Delaware

	5.	Sole Voting Power
Number of Shares		5,179,329
Beneficially Owned By Each	6.	Shared Voting Power 0
Reporting Person With	7.	Sole Dispositive Power 5,179,329
	8.	Shared Dispositive Power
		0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person

5,179,329

10.	Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

[   ]

11.	Percent of Class Represented By Amount in Row (9)

7.4% (1)

12.	Type of Reporting Person (See Instructions)

PN
__________________

(1)	Based on 69,999,954 Ordinary Shares of the Issuer outstanding as of December 13, 2019, as reported in the Issuer's Form 8-K filed with the SEC on December 18, 2018.

CUSIP NO. G48833118

1.	Names of Reporting Persons

Värde Partners, Inc.

2.	Check the Appropriate Box If a Member of a Group (See Instructions)

a. [ ]

b. [X]

3.	SEC Use Only

4.	Citizenship or Place of Organization

Delaware

	5.	Sole Voting Power
Number of Shares		5,179,329
Beneficially Owned By Each	6.	Shared Voting Power 0
Reporting Person With	7.	Sole Dispositive Power 5,179,329
	8.	Shared Dispositive Power
		0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person

5,179,329

10.	Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

[   ]

11.	Percent of Class Represented By Amount in Row (9)

7.4% (1)

12.	Type of Reporting Person (See Instructions)

CO
__________________

(1)	Based on 69,999,954 Ordinary Shares of the Issuer outstanding as of December 13, 2019, as reported in the Issuer's Form 8-K filed with the SEC on December 18, 2018.

CUSIP NO. G48833118

1.	Names of Reporting Persons

George G. Hicks

2.	Check the Appropriate Box If a Member of a Group (See Instructions)

a. [ ]

b. [X]

3.	SEC Use Only

4.	Citizenship or Place of Organization

United States

	5.	Sole Voting Power
Number of Shares		0
Beneficially Owned By Each	6.	Shared Voting Power 5,179,329
Reporting Person With	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power
		5,179,329

9.	Aggregate Amount Beneficially Owned by Each Reporting Person

5,179,329

10.	Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

[   ]

11.	Percent of Class Represented By Amount in Row (9)

7.4% (1)

12.	Type of Reporting Person (See Instructions)

IN
__________________

(1)	Based on 69,999,954 Ordinary Shares of the Issuer outstanding as of December 13, 2019, as reported in the Issuer's Form 8-K filed with the SEC on December 18, 2018.

CUSIP NO. G48833118

1.	Names of Reporting Persons

Ilfryn C. Carstairs

2.	Check the Appropriate Box If a Member of a Group (See Instructions)

a. [ ]

b. [X]

3.	SEC Use Only

4.	Citizenship or Place of Organization

Australia and the United Kingdom

	5.	Sole Voting Power
Number of Shares		0
Beneficially Owned By Each	6.	Shared Voting Power 5,179,329
Reporting Person With	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power
		5,179,329

9.	Aggregate Amount Beneficially Owned by Each Reporting Person

5,179,329

10.	Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

[   ]

11.	Percent of Class Represented By Amount in Row (9)

7.4% (1)

12.	Type of Reporting Person (See Instructions)

IN
__________________

(1)	Based on 69,999,954 Ordinary Shares of the Issuer outstanding as of December 13, 2019, as reported in the Issuer's Form 8-K filed with the SEC on December 18, 2018.

Item 1(a).	Name of Issuer:

Weatherford International plc (the "Issuer").

Item 1(b).	Address of the Issuer's Principal Executive Offices:

2000 St. James Place
Houston, Texas 77056

Item 2(a).	Name of Person Filing

This statement is filed on behalf of each of the following persons (collectively, the "Reporting Persons"):

The Värde Fund XII (Master), L.P. (“Fund XII”), The Värde Fund XII G.P., L.P. (“Fund XII GP”), the general partner of Fund XII, The Värde Fund XII UGP, LLC (“Fund XII UGP”), the general partner of Fund XII GP, The Värde Fund XIII, L.P. (“Fund XIII”), The Värde Fund XIII G.P., L.P. (“Fund XIII GP”), the general partner of Fund XIII, The Värde Fund XIII UGP, LLC (“Fund XIII UGP”), the general partner of Fund XIII GP, The Värde Fund VI-A, L.P. (“Fund VI-A”), Värde Investment Partners (Offshore) Master, L.P. (“VIP Offshore”), The Värde Skyway Master Fund, L.P. (“Master Skyway Fund”), The Värde Skyway Fund G.P., L.P. (“Skyway Fund GP”), the general partner of Master Skyway Fund, The Värde Skyway Fund UGP, LLC (“Skyway Fund UGP”), the general partner of Skyway Fund GP, Värde Credit Partners Master, L.P. (“VCPM”), Värde Credit Partners G.P., L.P. (“VCPM GP”), the general partner of VCPM, Värde Credit Partners UGP, LLC (“VCPM UGP”), the general partner of VCPM GP, Värde Investment Partners, L.P. (“VIP”), Värde Investment Partners G.P., L.P. (“VIP GP”), the general partner of Fund VI-A, VIP Offshore and VIP, Värde Investment Partners UGP, LLC (“VIP UGP”), the general partner of VIP GP, Värde Partners, L.P. (“Managing Member”), the managing member of Fund XII UGP, Fund XIII UGP, Skyway Fund UGP, VCPM UGP and VIP UGP, Värde Partners, Inc. (“General Partner”), the general partner of the Managing Member, Mr. George G. Hicks, the co-chief executive officer of the General Partner, and Ilfryn C. Carstairs, the co-chief executive officer of the General Partner.

Item 2(b).	Address of Principal Business Office or, if None, Residence:

The address of the principal business office of each of the Reporting Persons other than Mr. Carstairs is 901 Marquette Ave S., Suite 3300 Minneapolis, MN 55402.

The address of the principal business officer of Mr. Carstairs is 6 Battery Road #21-01, Singapore 049909.

Item 2(c).	Citizenship:

1)	Fund XII is a Delaware limited partnership;

2)	Fund XII GP is a Delaware limited partnership;

3)	Fund XII UGP is a Delaware limited partnership;

4)	Fund XIII is a Cayman Islands exempted limited partnership;

5)	Fund XIII GP is Cayman Islands exempted limited partnership;

6)	Fund XIII UGP is a Cayman Islands limited liability company;

7)	Fund VI-A is a Delaware limited partnership;

8)	VIP Offshore is a Cayman Islands exempted limited partnership;

9)	Master Skyway Fund is a Cayman Islands exempted limited partnership;
10)	Skyway Fund GP is a Delaware limited partnership;

11)	Skyway Fund UGP is a Delaware limited liability company;

12)	VCPM is a Cayman Islands exempted limited partnership;

13)	VCPM GP is a Delaware limited partnership;

14)	VCPM UGP is a Delaware limited liability company;

15)	VIP is a Delaware limited partnership;

16)	VIP GP is a Delaware limited partnership;

17)	VIP UGP is a Delaware limited liability company;

18)	Managing Member is a Delaware limited partnership;

19)	General Partner is a Delaware corporation;

20)	Mr. George G. Hicks is a citizen of the United States; and

21)	Mr. Carstairs is a citizen of Australia and the United Kingdom.

Item 2(d).	Title of Class of Securities:
Ordinary Shares, $0.001 par value per share (the "Ordinary Shares").
Item 2(e).	CUSIP Number:

G48833118

Item 3.	If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:
This Item 3 is not applicable.

Item 4.	Ownership:

Items 5 through 9 and 11 of each of the cover pages to this Schedule 13G are incorporated herein by reference.

Each of Mr. Hicks, Mr. Carstairs, the Managing Member and the General Partner may also be deemed to beneficially own the Ordinary Shares held by the other Reporting Persons. Each such Reporting Person may be deemed to beneficially own the Ordinary Shares beneficially owned by the Reporting Persons directly or indirectly controlled by it or him, but neither the filing of this Schedule 13G nor any of its contents shall be deemed to constitute an admission that any Reporting Person (other than Fund XII, Fund XIII, Fund VI-A, VIP Offshore, Master Skyway Fund, VCPM and VIP and their respective general partners, to the extent they directly hold Ordinary Shares) is the beneficial owner of Ordinary Shares referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or for any other purpose and each of the Reporting Persons expressly disclaims beneficial ownership of such Ordinary Shares. The filing of this statement should not be construed to be an admission that any of the Reporting Persons are members of a “group” for the purposes of Sections 13(d) and 13(g) of the Exchange Act.

Item 5.	Ownership of Five Percent or Less of a Class:

If this statement is being filed to report the fact that as of the date hereof the Reporting Persons have ceased to be the beneficial owners of more than five percent of the class of securities, check the following [  ].

Item 6.	Ownership of More than Five Percent on Behalf of Another Person:

This Item 6 is not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

See Item 2(a)

Item 8.	Identification and Classification of Members of the Group:

This Item 8 is not applicable.

Item 9.	Notice of Dissolution of Group:

This Item 9 is not applicable.

Item 10.	Certification:

By signing below each of the Reporting Persons certifies that, to the best of such person's knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: February 20, 2020	THE VÄRDE FUND XII (MASTER), L.P.

By: The Värde Fund XII G.P., L.P., Its General Partner By: The Värde Fund XII UGP, LLC, its General Partner By: Värde Partners, L.P., Its Managing Member By: Värde Partners, Inc., Its General Partner

By: /s/ David A. Marple
Name: David A. Marple
Title: General Counsel

Date: February 20, 2020	THE VÄRDE FUND XII G.P., L.P.
By: The Värde Fund XII UGP, LLC, its General Partner By: Värde Partners, L.P., Its Managing Member By: Värde Partners, Inc., Its General Partner

By: /s/ David A. Marple
Name: David A. Marple
Title: General Counsel

Date: February 20, 2020	THE VÄRDE FUND XII UGP, LLC
By: Värde Partners, L.P., Its Managing Member By: Värde Partners, Inc., Its General Partner

By: /s/ David A. Marple
Name: David A. Marple
Title: General Counsel

Date: February 20, 2020	THE VÄRDE FUND XIII, L.P.

By:  The Värde Fund XIII G.P., L.P.,
Its General Partner

By:  The Värde Fund XIII UGP, LLC,
its General Partner

By:  Värde Partners, L.P.,
Its Managing Member

By:  Värde Partners, Inc.,
Its General Partner

By: /s/ David A. Marple
Name: David A. Marple
Title: General Counsel

Date: February 20, 2020	THE VÄRDE FUND XIII G.P., L.P.
By: The Värde Fund XIII UGP, LLC, its General Partner By: Värde Partners, L.P., Its Managing Member By: Värde Partners, Inc., Its General Partner

By: /s/ David A. Marple
Name: David A. Marple
Title: General Counsel

Date: February 20, 2020	THE VÄRDE FUND XIII UGP, LLC
By: Värde Partners, L.P., Its Managing Member By: Värde Partners, Inc., Its General Partner

By: /s/ David A. Marple
Name: David A. Marple
Title: General Counsel

Date: February 20, 2020	THE VÄRDE FUND VI-A, L.P.

By:  Värde Investment Partners G.P., L.P.,
Its General Partner

By:  Värde Investment Partners UGP, LLC,
its General Partner

By:  Värde Partners, L.P.,
Its Managing Member

By:  Värde Partners, Inc.,
Its General Partner

By: /s/ David A. Marple
Name: David A. Marple
Title: General Counsel

Date: February 20, 2020	VÄRDE INVESTMENT PARTNERS G.P., L.P.
By: Värde Investment Partners UGP, LLC, its General Partner By: Värde Partners, L.P., Its Managing Member By: Värde Partners, Inc., Its General Partner

By: /s/ David A. Marple
Name: David A. Marple
Title: General Counsel

Date: February 20, 2020	VÄRDE INVESTMENT PARTNERS UGP, LLC
By: Värde Partners, L.P., Its Managing Member By: Värde Partners, Inc., Its General Partner

By: /s/ David A. Marple
Name: David A. Marple
Title: General Counsel

Date: February 20, 2020	VÄRDE INVESTMENT PARTNERS (OFFSHORE) MASTER, L.P.

By:  Värde Investment Partners G.P., L.P.,
Its General Partner

By:  Värde Investment Partners UGP, LLC,
its General Partner

By:  Värde Partners, L.P.,
Its Managing Member

By:  Värde Partners, Inc.,
Its General Partner

By: /s/ David A. Marple
Name: David A. Marple
Title: General Counsel

Date: February 20, 2020	THE VÄRDE SKYWAY MASTER FUND, L.P.

By:  The Värde Skyway Fund G.P., L.P.,
Its General Partner

By:  The Värde Skyway Fund UGP, LLC,
its General Partner

By:  Värde Partners, L.P.,
Its Managing Member

By:  Värde Partners, Inc.,
Its General Partner

By: /s/ David A. Marple
Name: David A. Marple
Title: General Counsel

Date: February 20, 2020	THE VÄRDE SKYWAY FUND G.P., L.P.
By: The Värde Skyway Fund UGP, LLC, its General Partner By: Värde Partners, L.P., Its Managing Member By: Värde Partners, Inc., Its General Partner

By: /s/ David A. Marple
Name: David A. Marple
Title: General Counsel

Date: February 20, 2020	THE VÄRDE SKYWAY FUND UGP, LLC
By: Värde Partners, L.P., Its Managing Member By: Värde Partners, Inc., Its General Partner

By: /s/ David A. Marple
Name: David A. Marple
Title: General Counsel

Date: February 20, 2020	VÄRDE CREDIT PARTNERS MASTER, L.P.

By:  Värde Credit Partners G.P., L.P.,
Its General Partner

By:  Värde Credit Partners UGP, LLC,
its General Partner

By:  Värde Partners, L.P.,
Its Managing Member

By:  Värde Partners, Inc.,
Its General Partner

By: /s/ David A. Marple
Name: David A. Marple
Title: General Counsel

Date: February 20, 2020	VÄRDE CREDIT PARTNERS G.P., L.P.
By: Värde Credit Partners UGP, LLC, its General Partner By: Värde Partners, L.P., Its Managing Member By: Värde Partners, Inc., Its General Partner

By: /s/ David A. Marple
Name: David A. Marple
Title: General Counsel

Date: February 20, 2020	VÄRDE CREDIT PARTNERS UGP, LLC
By: Värde Partners, L.P., Its Managing Member By: Värde Partners, Inc., Its General Partner

By: /s/ David A. Marple
Name: David A. Marple
Title: General Counsel

Date: February 20, 2020	VÄRDE INVESTMENT PARTNERS, L.P.

By:  Värde Investment Partners G.P., L.P.,
Its General Partner

By:  Värde Investment Partners UGP, LLC,
its General Partner

By:  Värde Partners, L.P.,
Its Managing Member

By:  Värde Partners, Inc.,
Its General Partner

By: /s/ David A. Marple
Name: David A. Marple
Title: General Counsel

Date: February 20, 2020	VÄRDE PARTNERS, L.P.
By: Värde Partners, Inc., Its General Partner

By: /s/ David A. Marple
Name: David A. Marple
Title: General Counsel

Date: February 20, 2020	VÄRDE PARTNERS, INC.

By: /s/ David A. Marple Name: David A. Marple Title: General Counsel

Date: February 20, 2020	GEORGE G. HICKS

By: /s/ George G. Hicks

Date: February 20, 2020	ILFRYN C. CARSTAIRS

By: /s/ Ilfryn C. Carstairs

EXHIBIT INDEX

99.1	Joint Filing Agreement, dated as of February 20, 2020, by and among the Reporting Persons

EXHIBIT 99.1

JOINT FILING AGREEMENT

The undersigned hereby agree that the statement on Schedule 13G with respect to the Ordinary Shares, par value $0.001 per share, of Weatherford International plc, dated as of February 20, 2020, is, and any amendments thereto signed by each of the undersigned shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Date: February 20, 2020	THE VÄRDE FUND XII (MASTER), L.P.

By: The Värde Fund XII G.P., L.P., Its General Partner By: The Värde Fund XII UGP, LLC, its General Partner By: Värde Partners, L.P., Its Managing Member By: Värde Partners, Inc., Its General Partner

By: /s/ David A. Marple
Name: David A. Marple
Title: General Counsel

Date: February 20, 2020	THE VÄRDE FUND XII G.P., L.P.
By: The Värde Fund XII UGP, LLC, its General Partner By: Värde Partners, L.P., Its Managing Member By: Värde Partners, Inc., Its General Partner

By: /s/ David A. Marple
Name: David A. Marple
Title: General Counsel

Date: February 20, 2020	THE VÄRDE FUND XII UGP, LLC
By: Värde Partners, L.P., Its Managing Member By: Värde Partners, Inc., Its General Partner

By: /s/ David A. Marple
Name: David A. Marple
Title: General Counsel

Date: February 20, 2020	THE VÄRDE FUND XIII, L.P.

By:  The Värde Fund XIII G.P., L.P.,
Its General Partner

By:  The Värde Fund XIII UGP, LLC,
its General Partner

By:  Värde Partners, L.P.,
Its Managing Member

By:  Värde Partners, Inc.,
Its General Partner

By: /s/ David A. Marple
Name: David A. Marple
Title: General Counsel

Date: February 20, 2020	THE VÄRDE FUND XIII G.P., L.P.
By: The Värde Fund XIII UGP, LLC, its General Partner By: Värde Partners, L.P., Its Managing Member By: Värde Partners, Inc., Its General Partner

By: /s/ David A. Marple
Name: David A. Marple
Title: General Counsel

Date: February 20, 2020	THE VÄRDE FUND XIII UGP, LLC
By: Värde Partners, L.P., Its Managing Member By: Värde Partners, Inc., Its General Partner

By: /s/ David A. Marple
Name: David A. Marple
Title: General Counsel

Date: February 20, 2020	THE VÄRDE FUND VI-A, L.P.

By:  Värde Investment Partners G.P., L.P.,
Its General Partner

By:  Värde Investment Partners UGP, LLC,
its General Partner

By:  Värde Partners, L.P.,
Its Managing Member

By:  Värde Partners, Inc.,
Its General Partner

By: /s/ David A. Marple
Name: David A. Marple
Title: General Counsel

Date: February 20, 2020	VÄRDE INVESTMENT PARTNERS G.P., L.P.
By: Värde Investment Partners UGP, LLC, its General Partner By: Värde Partners, L.P., Its Managing Member By: Värde Partners, Inc., Its General Partner

By: /s/ David A. Marple
Name: David A. Marple
Title: General Counsel

Date: February 20, 2020	VÄRDE INVESTMENT PARTNERS UGP, LLC
By: Värde Partners, L.P., Its Managing Member By: Värde Partners, Inc., Its General Partner

By: /s/ David A. Marple
Name: David A. Marple
Title: General Counsel

Date: February 20, 2020	VÄRDE INVESTMENT PARTNERS (OFFSHORE) MASTER, L.P.

By:  Värde Investment Partners G.P., L.P.,
Its General Partner

By:  Värde Investment Partners UGP, LLC,
its General Partner

By:  Värde Partners, L.P.,
Its Managing Member

By:  Värde Partners, Inc.,
Its General Partner

By: /s/ David A. Marple
Name: David A. Marple
Title: General Counsel

Date: February 20, 2020	THE VÄRDE SKYWAY MASTER FUND, L.P.

By:  The Värde Skyway Fund G.P., L.P.,
Its General Partner

By:  The Värde Skyway Fund UGP, LLC,
its General Partner

By:  Värde Partners, L.P.,
Its Managing Member

By:  Värde Partners, Inc.,
Its General Partner

By: /s/ David A. Marple
Name: David A. Marple
Title: General Counsel

Date: February 20, 2020	THE VÄRDE SKYWAY FUND G.P., L.P.
By: The Värde Skyway Fund UGP, LLC, its General Partner By: Värde Partners, L.P., Its Managing Member By: Värde Partners, Inc., Its General Partner

By: /s/ David A. Marple
Name: David A. Marple
Title: General Counsel

Date: February 20, 2020	THE VÄRDE SKYWAY FUND UGP, LLC
By: Värde Partners, L.P., Its Managing Member By: Värde Partners, Inc., Its General Partner

By: /s/ David A. Marple
Name: David A. Marple
Title: General Counsel

Date: February 20, 2020	VÄRDE CREDIT PARTNERS MASTER, L.P.

By:  Värde Credit Partners G.P., L.P.,
Its General Partner

By:  Värde Credit Partners UGP, LLC,
its General Partner

By:  Värde Partners, L.P.,
Its Managing Member

By:  Värde Partners, Inc.,
Its General Partner

By: /s/ David A. Marple
Name: David A. Marple
Title: General Counsel

Date: February 20, 2020	VÄRDE CREDIT PARTNERS G.P., L.P.
By: Värde Credit Partners UGP, LLC, its General Partner By: Värde Partners, L.P., Its Managing Member By: Värde Partners, Inc., Its General Partner

By: /s/ David A. Marple
Name: David A. Marple
Title: General Counsel

Date: February 20, 2020	VÄRDE CREDIT PARTNERS UGP, LLC
By: Värde Partners, L.P., Its Managing Member By: Värde Partners, Inc., Its General Partner

By: /s/ David A. Marple
Name: David A. Marple
Title: General Counsel

Date: February 20, 2020	VÄRDE INVESTMENT PARTNERS, L.P.

By:  Värde Investment Partners G.P., L.P.,
Its General Partner

By:  Värde Investment Partners UGP, LLC,
its General Partner

By:  Värde Partners, L.P.,
Its Managing Member

By:  Värde Partners, Inc.,
Its General Partner

By: /s/ David A. Marple
Name: David A. Marple
Title: General Counsel

Date: February 20, 2020	VÄRDE PARTNERS, L.P.
By: Värde Partners, Inc., Its General Partner

By: /s/ David A. Marple
Name: David A. Marple
Title: General Counsel

Date: February 20, 2020	VÄRDE PARTNERS, INC.

By: /s/ David A. Marple Name: David A. Marple Title: General Counsel

Date: February 20, 2020	GEORGE G. HICKS

By: /s/ George G. Hicks

Date: February 20, 2020	ILFRYN C. CARSTAIRS

By: /s/ Ilfryn C. Carstairs